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                                                                 EXHIBIT 99.1





       SUNOCO LOGISTICS PARTNERS AGREES TO PURCHASE OWNERSHIP INTERESTS IN
                      WOLVERINE, WEST SHORE AND YELLOWSTONE
                             PIPELINES FROM UNOCAL


     PHILADELPHIA, October 31, 2002 -- Sunoco Logistics Partners L.P. (NYSE:
SXL) announced today that it has entered into a definitive agreement to purchase from an affiliate of Union Oil Company of California ("Unocal") its interest in three Midwestern and Western US products pipeline companies, consisting of a
31.5 percent interest in Wolverine Pipeline Company, 9.2 percent of West Shore Pipeline Company, and 14.0 percent of Yellowstone Pipeline Company, for $54 million. Closing of the transaction is expected before year-end, subject to regulatory approval, and customary closing conditions.

     "We have consistently said that we intend to grow this business. Since the IPO earlier this year, we have evaluated several opportunities. This acquisition fits very well with our current asset base and our core competencies," said Deborah M. Fretz, President and Chief Executive Officer. "The investment is expected to add $5.4 million of annual incremental cash flow before financing costs, consisting of our share of the dividends, and is expected to be immediately cash flow accretive. We expect these assets to provide further growth in the future due to the markets that they serve. We intend to initially fund this acquisition using our revolving credit facility, and expect to keep our investment grade debt rating by maintaining a conservative capital structure over the medium and long term".

     Wolverine consists of 618 miles of petroleum products pipeline and related facilities in Michigan, Indiana, Ohio and Illinois. The pipeline shipped approximately 304 thousand bpd in 2001 and is operated by ExxonMobil Pipeline Company.

     West Shore is a 655-mile petroleum products pipeline system that originates in the Chicago, Illinois area and extends north to locations in Wisconsin and west to locations in Illinois. The pipeline shipped approximately 414 thousand bpd in 2001 and is operated by Citgo Pipeline Company.

     Yellowstone is a 725-mile petroleum products pipeline system that originates from refineries in Billings, Montana to markets in Montana, northern Idaho and eastern Washington state. The pipeline shipped approximately 66 thousand bpd in 2001 and is operated by ConocoPhillips Pipeline Company.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in
Philadelphia was formed to acquire, own and operate Sunoco Inc.'s refined product and crude oil pipelines and terminal facilities. The Eastern

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Pipeline system consists of approximately 2,000 miles of primarily refined product pipelines. The Terminal Facilities consist of 7.8 million barrels of refined product terminal capacity and 14.2 million barrels of crude oil terminal capacity (including 11.2 million at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,750 miles of crude oil pipelines, located principally in Oklahoma and Texas. For additional information visit Sunoco Logistics' web site at www.sunocologistics.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco Logistics Partners L.P. (the "Partnership") believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership's business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transaction described in the foregoing news release will be consummated; whether or not such transaction will be cash accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; and plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership's Second Quarter 2002 Form 10-Q filed with the Securities and Exchange Commission on August 14, 2002. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.